Exhibit 10.10

DEVAX LETTERHEAD

November 9, 2006

Mr. Stephen L. Wilson

2380 East 6200 South

Salt Lake City, UT 84121

Dear Steve:

It is my pleasure to offer you the position of Executive Vice President and Chief Financial Officer of Devax, Inc. (the “Company”), reporting to the Chief Executive Officer. This is a full-time position, based in Orange County, California. You will devote substantially all of your working time to performing such duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer, consistent with the typical duties of a Chief Financial Officer and commensurate with the Company’s status, size and business. During your employment, you shall refrain from any outside activities that might interfere with your duties or create a potential conflict of interest. You may serve as a director of up to two other companies, provided that (i) such service does not materially interfere with performing your duties for the Company, and (ii) such companies are not competitive with the Company. The terms of this offer are as follows:

1.	Base salary – Your base salary will initially be $225,000 per year, but will be adjusted to a minimum of $275,000 upon closing of the Company’s initial public offering.

2.	Bonus – For 2006, you will be paid a bonus of $50,000, payable at the time 2006 bonuses are paid to the management team in or around February 2007. In addition, you will be paid a bonus of $50,000 upon the closing of the Company’s initial public offering. Your bonus potential for 2007 and beyond shall be based upon mutually agreed annual objectives.

3.	Benefits – You will be eligible for all Company benefits, including insurance, vacations and holidays.

4.

Equity Grant – You will be granted stock options for 600,000 shares of Common Stock, with an exercise price of $0.57 per share. The options will vest on your continued service, 25% after one (1) year, and the balance 1/48th per month thereafter.

These options will be incentive stock options to the maximum extent permitted by law. These options may be exercised early, provided that shares obtained on exercise of unvested options will be restricted shares subject to repurchase by the

DEVAX LETTERHEAD

Company, at cost, on termination of service. Except as provided for in this Letter, your options and restricted stock shall be governed by the terms of the Company’s 1999 Stock Incentive Plan and the option agreement and restricted stock purchase agreements (if you so elect) issued thereunder. You shall be responsible for all taxes you may incur with respect to the grant, vesting and exercise of all such options, and the vesting of any restricted stock obtained on exercise, and the Company advises you to seek independent tax advice on these matters.

5.	Cash Severance – Upon your involuntary termination by the Company without “Cause” you will be entitled to cash severance equal to one year of your then current base salary plus your highest annual bonus, payable in a lump sum. Upon your voluntary termination for “Good Reason” in connection with or within two years following a “Change in Control” you will be entitled to cash severance equal to one year of your then current base salary plus your highest annual bonus, payable in a lump sum.

6.	Equity Acceleration –Upon your involuntary termination by the Company without “Cause” or upon your voluntary termination for “Good Reason,” in both cases only in connection with, or within two years following, a “Change in Control,” the vesting of all of your unvested options and unvested restricted stock shall be immediately accelerated.

Upon your involuntary termination by the Company without “Cause” after the Company’s initial public offering, but before December 1, 2008, the vesting of your unvested options and unvested restricted stock shall be immediately accelerated so that fifty percent (50%) of the award set forth in paragraph 4 shall be vested. (As an example, if on such event you are already 25% vested, the acceleration would be as to an additional 25%.)

7.	Definitions – For purposes of paragraphs 5 and 6 above:

“Cause” means (i) willful misconduct causing material harm to the Company, (ii) a material act or omission involving gross negligence in the performance of duties to, or a material deviation from any of the policies or directives of, the Company, or (iii) an illegal act which materially and adversely affects the business of the Company or any felony.

“Good Reason” means (i) reduction in your then current base salary, benefits or bonus potential, (ii) relocation of place of employment outside of Orange County, California, (iii) resignation as a result of unlawful discrimination, as evidenced by a final court order or judgment; or (iv) a material reduction in duties and responsibilities which results in you no longer having duties customary for a Chief Financial Officer of a publicly held company.

“Change in Control” means (i) a merger, reverse merger or sale of assets after which the prior stockholders of the Company own less than 50% of the voting power of the acquiring or surviving entity, or (ii) such time as a person, entity or group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, owns more than 50% of the voting power of the Company.

DEVAX LETTERHEAD

8.	Release – Receipt of the foregoing benefits in paragraph 5 and 6 above will be contingent on you signing a release of claims against the Company.

9.	Severance Agreement – The provisions of paragraphs 5-8 above shall be set forth in a severance agreement with customary terms.

9.	Relocation – The Company will pay for your documented costs of:

(i) temporary living and travel between the Company and your home in Salt Lake City to Orange County, until two months following the Company’s initial public offering,

(ii) costs of moving your household to Orange County from Salt Lake City, and

(iii) usual and customary closing costs of buying a residence in Orange County and selling your residence in Salt Lake City, if completed within one year following the Company’s initial public offering.

The foregoing items (i), (ii) and (iii) will be grossed up for taxes as applicable. The maximum amount payable under this paragraph 9 shall be $125,000, excluding any tax gross up amount.

The Company is an at-will employer, and your employment will not be for any specific term. You are free to resign, and the Company is free to terminate your employment at any time, with or without cause. Except as specifically set forth herein, you shall not be entitled to any severance payments in the event of termination of your employment.

This offer of employment is conditioned upon your completion the following documents, to the Company’s satisfaction.

Employment Eligibility Verification (Form I-9): Documenting your eligibility to work in the United States as required by

    U.S. Immigration Law.

Employment Application.

Employee Proprietary Information Agreement.

Steve, we are excited for you to join Devax. If you agree to this offer, please sign a copy of this letter to indicate your acceptance and return it to me at your earliest convenience. This offer will expire on November 9, 2006, and we anticipate your start date to be no later than December 1, 2006.

Sincerely,

/s/ Jeffrey H. Thiel
President and Chief Executive Officer

DEVAX LETTERHEAD

I accept this offer of employment:

/s/ Stephen L. Wilson
Stephen L. Wilson

November 9, 2006